Need the following on the above deal to the extent not provided in the term sheet:

1.

% of loan with silent seconds – 38.27%

2.

CLTV of entire deal incl. silent seconds – 87.12%

3.

CLTV of Silents – Review Silent Second Strats

4.

DTI of entire deal incl. silent seconds – Not Available

5.

Documentation type for all loans – In termsheet

6.

Type of ARM collateral – Review ARM Strats

7.

Breakout of IO loans types – Review IO Strats

8.

Originators if not in term sheet – In termsheet (table exists)

9.

Reset dates of IOs and wtg avg reset rate for that date

10.

Percent of IOs with silent seconds – Review IO Strats

11.

CTLV of IO incl. silent seconds – Review IO Strats

12.

FICO of IO – Review IO Strats

13.

DTI of IO incl. silent seconds - Not Available

14.

Documentation Type breakout for IO – Review IO Strats

15.

Explanation of how DTI is calculated for the inclusion of the following: silent seconds and IO (on aggregate amortizing amount of loan)  - Not Available

Attachments:

- IO Strats

- ARM Strats

- Silent Second Strats